SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

Advanta Corp. (Name of Issuer)
Class B Common Stock (Title of Class of Securities)
007942204 (CUSIP Number)
April 10, 2008 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 007942204	13G	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON: Stonehill Institutional Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		722,782
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		722,782

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	722,782

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	2.52%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No.		Page 3 of 16 Pages
007942204	13G

1	NAME OF REPORTING PERSON: Stonehill Offshore Partners Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,044,191
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,044,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,044,191

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	3.64%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No.
007942204	13G	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON: Stonehill Advisers LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Idaho, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,044,191
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,044,191

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,044,191

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	3.64%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No.		Page 5 of 16 Pages
007942204	13G

1	NAME OF REPORTING PERSON: Stonehill Capital Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,766,973
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,766,973

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,766,973

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.15%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No.		Page 6 of 16 Pages
007942204	13G

1	NAME OF REPORTING PERSON: Stonehill General Partner, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		722,782
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		722,782

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	722,782

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	2.52%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No.		Page 7 of 16 Pages
007942204	13G

1	NAME OF REPORTING PERSON: John Motulsky

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,766,973
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,766,973

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,766,973

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.15%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No.		Page 8 of 16 Pages
007942204	13G

1	NAME OF REPORTING PERSON: Christopher Wilson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,766,973
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,766,973

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,766,973

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.15%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No.		Page 9 of 16 Pages
007942204	13G

1	NAME OF REPORTING PERSON: Wayne Teetsel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,766,973
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,766,973

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,766,973

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.15%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No.		Page 10 of 16 Pages
007942204	13G

1	NAME OF REPORTING PERSON: Thomas Varkey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,766,973
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,766,973

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,766,973

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.15%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No.		Page 11 of 16 Pages
007942204	13G

1	NAME OF REPORTING PERSON: Jonathan Sacks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,766,973
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,766,973

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,766,973

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.15%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 007942204	13G	Page 12 of 16 Pages

ITEM 1(a).      NAME OF ISSUER:

                         Advanta Corp.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         Welsh & McKean Roads, P.O. Box 844, Spring House, PA  19477

ITEM 2(a).      NAME OF PERSON FILING:

                         This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”):

(i)	Stonehill Institutional Partners, L.P. (“Partners”)
(ii)	Stonehill Offshore Partners Limited (“Offshore”)
(iii)	Stonehill Advisers LLC (“Advisers”)
(iv)	Stonehill Capital Management LLC (“Management”)
(v)	Stonehill General Partner, LLC (“GP”)
(vi)	John Motulsky (“Motulsky”)
(vii)	Christopher Wilson (“Wilson”)
(viii)	Wayne Teetsel (“Teetsel”)
(ix)	Thomas Varkey (“Varkey”)
(x)	Jonathan Sacks (“Sacks”)

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

c/o Stonehill Capital Management LLC

885 Third Avenue

30th Floor

New York, NY  10022

ITEM 2(c).      CITIZENSHIP:

Partners: Delaware limited partnership
Offshore: Cayman Islands exempted company
Advisers: Idaho limited liability company
Management: Delaware limited liability company
GP: Delaware limited liability company
Motulsky: US Citizen
Wilson: US Citizen
Teetsel: US Citizen
Varkey: US Citizen
Sacks: US Citizen

CUSIP No.	Page 13 of 16 Pages
007942204

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                         Common Stock

ITEM 2(e).      CUSIP Number:

                          007942204

CUSIP No.		Page 14 of 16 Pages
007942204	13G

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS:    One of the following

                        Not applicable.

ITEM 4.        OWNERSHIP:

                        The information in items 1 and 5 through 11 on the cover pages (pp. 2 -11) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.  ☐

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                        Not applicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                        Advisers is the investment adviser to Offshore.  Management is the investment adviser to Partners and Offshore.   GP is the general partner of Partners.  Motulsky, Wilson, Teetsel, Varkey and Sacks are managing members of GP, Management and Advisers.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                        Partners, Offshore, Management, GP, Advisers, Motulsky, Wilson, Teetsel, Varkey and Sacks.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                        Not applicable.

CUSIP No. 37245X203		Page 15 of 16 Pages
007942204	13G

ITEM 10.        CERTIFICATION

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	April 17, 2008

STONEHILL INSTITUTIONAL PARTNERS, L.P.*

By:

/s/ John Motulsky

a Managing Member of Stonehill General Partner, LLC, its general partner

STONEHILL OFFSHORE PARTNERS LIMITED*

By:

/s/ John Motulsky

a Managing Member of Stonehill Advisers LLC, its investment adviser

STONEHILL ADVISERS LLC*

By:

/s/ John Motulsky

a Managing Member

STONEHILL CAPITAL MANAGEMENT LLC*

By:

/s/ John Motulsky

a Managing Member

STONEHILL GENERAL PARTNER, LLC*

By:

/s/ John Motulsky

a Managing Member

CUSIP No. 37245X203 007942204	13G	Page 16 of 16 Pages

JOHN MOTULSKY*

/s/ John Motulsky

CHRISTOPHER WILSON*

/s/ Christopher Wilson

WAYNE TEETSEL*

/s/ Wayne Teetsel

THOMAS VARKEY*

/s/ Thomas Varkey

JONATHAN SACKS*

/s/ Jonathan Sacks

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

EXHIBIT 1

AGREEMENT OF JOINT FILING

Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Advisers LLC, Stonehill Capital Management LLC, Stonehill General Partner, LLC, John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey and Jonathan Sacks hereby agree that the Statement on Schedule 13G to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them.  This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated: April 17, 2007

STONEHILL INSTITUTIONAL PARTNERS, L.P.

By:

/s/ John Motulsky

a Managing Member of Stonehill General Partner, LLC, its general partner

STONEHILL OFFSHORE PARTNERS LIMITED

By:

/s/ John Motulsky

a Managing Member of Stonehill Advisers LLC, its investment adviser

STONEHILL ADVISERS LLC

By:

/s/ John Motulsky

a Managing Member

STONEHILL CAPITAL MANAGEMENT LLC

By:

/s/ John Motulsky

a Managing Member

STONEHILL GENERAL PARTNER, LLC

By:

/s/ John Motulsky

a Managing Member

JOHN MOTULSKY

/s/ John Motulsky

CHRISTOPHER WILSON

/s/ Christopher Wilson

WAYNE TEETSEL

/s/ Wayne Teetsel

THOMAS VARKEY

/s/ Thomas Varkey

JONATHAN SACKS

/s/ Jonathan Sacks